Exhibit 5.1

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, New York 10174

Telephone: (212) 907-6457

Facsimile: (212) 208-4657

January 20, 2021

The Board of Directors

Elys Game Technology, Corp.

130 Adelaide Street, West, Suite 701

Toronto, Ontario, Canada M5H 2K4

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Elys Game Technology, Corp. (former known as Newgioco Group, Inc.), a Delaware corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 1,850,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), to be issued in connection with the Company’s 2018 Equity Incentive Plan, as amended by Amendment No. 1 thereto (the “Plan”).

In connection with rendering this opinion, we have examined or are familiar with the Company’s amended and restated certificate of incorporation, the bylaws, the Plan, the corporate proceedings with respect to the authorization of the Registration Statement and the Plan, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Registration Statement and the aforesaid records, certificates and documents. We have made such examination as we have deemed necessary for the purpose of this opinion.

Based upon such examination, it is our opinion, that, the Shares have been duly and validly authorized and when issued against receipt of the consideration therefore in accordance with the provisions of the Plan and the Registration Statement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of New York, and do not express any opinion herein concerning any law other than the Delaware General Corporation Law and applicable reported judicial decisions. This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligations to advise you of any change in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Gracin & Marlow, LLP